SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 7, 2006

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-16807	23-3086414
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania	19107
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 7, 2006, ARAMARK Corporation (the “Company”), entered into a Letter Agreement (the “Agreement”) with John R. Donovan, Jr., the Company’s former Senior Vice President and President, ARAMARK Business, Sports & Entertainment, detailing the terms and conditions of his separation of employment from the Company. Pursuant to the terms of the Agreement, Mr. Donovan will receive $9,615.38 per week (less applicable withholding taxes) for 156 weeks beginning 6 months following the effective date of his separation, which was May 1, 2006. In addition, Mr. Donovan will receive a lump sum payment of $204,000 (less applicable withholding taxes), which represents his pro rata bonus for fiscal 2006. This lump sum amount will be paid to Mr. Donovan 6 months following his effective date of separation. Mr. Donovan is also entitled to participate in group health coverage for 36 months following the effective date of his separation and will receive a car allowance of $1,000 for 36 months following the 6 month anniversary of the effective date of his separation.

The terms of the Agreement incorporate certain provisions of the Agreement Relating to Employment and Post Employment Competition (the “Employment Agreement”) dated November 10, 2004 between Mr. Donovan and the Company (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2004), but extend the non-competition provision of the Employment Agreement for two additional years, for a total of three years. Also incorporated from the Employment Agreement are provisions relating to non-disclosure (extended from 2 years to 3 years), non-solicitation (extended from 2 years to 3 years), discoveries and works, remedies and certain miscellaneous provisions. Under the Agreement, Mr. Donovan also agreed to release all claims he may have against the Company and to refrain from making any comments of a defamatory or disparaging nature against the Company. The Agreement is filed herewith as Exhibit 10.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

No.	Description

10.1	Letter Agreement dated June 3, 2006 between ARAMARK Corporation and John R. Donovan, Jr.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: June 13, 2006	By:	/s/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Description

10.1	Letter Agreement dated June 3, 2006 between ARAMARK Corporation and John R. Donovan, Jr.